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                         [AMERIANA BANCORP LETTERHEAD]

Contact:  Jerome J. Gassen
          President and Chief Executive Officer
          (765) 529-2230


             AMERIANA BANCORP SETTLES RLI LITIGATION FOR $2,750,000


NEW CASTLE, Ind. (August 31, 2007) - Ameriana Bancorp (NASDAQ: ASBI) today announced that it has settled its last litigation in the Commercial Money Center, Inc. ("CMC") matter, that being a lawsuit against RLI Insurance Company ("RLI"). RLI, one of two insurors that issued surety bonds guaranteeing payments on leases originated and sold by CMC, will pay $2,750,000 to Ameriana in full satisfaction of the Company's claims against RLI. The Company will record this payment as a recovery to the allowance for loan losses in the third quarter of 2007. The Company will evaluate the adequacy of its allowance for loan losses, and it is possible that its evaluation may result in a significant reduction of provision expense as a result of this recovery.

      Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, "We are pleased to announce a successful conclusion to this litigation. Not only does this settlement allow us to recoup a substantial portion of the investment we made earlier in CMC leases, which we wrote-off completely in prior years, it also ends the continuing drag on earnings caused by legal and professional expenses associated with this protracted litigation. With the elimination of a significant, long-running distraction for our Company and its management, we look forward to placing our full energy and focus on the initiatives we have in place to improve our operations and extend our reach to new customers and markets."

      Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana owns Ameriana Insurance Agency, a full-service insurance agency, and has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company. Ameriana Financial Services offers securities and insurance products through Linsco/Private Ledger.

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